Exhibit 3.1

CERTIFICATE OF INCORPORATION

of

INTERNATIONAL BUSINESS MACHINES CORPORATION

As Restated and Filed May 27, 1992

And

As Amended through October 1, 2021

TABLE OF CONTENTS	Page

Article One
Name	1

Article Two
Purposes & Powers	1

Article Three
Capital	1

Article Four
Shares	1

Article Five
Office	2

Article Six
Directors	2

Article Seven
Committees, Account Books,
Dividends, Qualification of
Directors, Payment of Directors	2

Article Eight
Contracts, Ratification	3

Article Nine
Agent for Service	4

Article Ten
Preemptive Rights	4

Article Eleven
Liability of Directors	4

Article Twelve
Majority Vote for Certain
Extraordinary Transactions	4

Certificate of Incorporation

of

INTERNATIONAL BUSINESS MACHINES CORPORATION

ONE:         The name of the corporation (hereinafter called "the Corporation") is International Business Machines Corporation.

TWO:        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized and to exercise powers granted under the Business Corporation Law of the State of New York, provided that the Corporation shall not engage in any act or activity requiring the consent or approval of any state official, department, board, agency, or other body without such consent or approval first being obtained.

THREE:    The aggregate number of shares that the Corporation shall have authority to issue is 4,837,500,000 shares, consisting of 4,687,500,000 shares of the par value of $0.20 per share, which shall be designated "capital stock,” and 150,000,000 shares of the par value of $.01 per share, which shall be designated "preferred stock."

FOUR:       (1) Subject to the provisions of the By-laws, as from time to time amended, with respect to the closing of the transfer books and the fixing of a record date, each share of the capital stock of the Corporation shall be entitled to one vote on all matters requiring a vote of the stockholders and, subject to the rights of the holders of any outstanding shares of preferred stock issued under this Article FOUR, shall be entitled to receive such dividends, in cash, securities, or property, as may from time to time be declared by the Board of Directors. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, after payment shall have been made to the holders of preferred stock of the full amount to which they shall be entitled under this Article FOUR, the holders of capital stock shall be entitled, to the exclusion of the holders of the preferred stock of any series, to share ratably, according to the number of shares held by them, in all remaining assets of the Corporation available for distribution.

(2) The Board of Directors is authorized, at any time or from time to time, to issue preferred stock and (i) to divide the shares of preferred stock into series; (ii) to determine the designation for any such series by number, letter, or title that shall distinguish such series from any other series of preferred stock; (iii) to determine the number of shares in any such series (including a determination that such series shall consist of a single share); and (iv) to determine with respect to the shares of any series of preferred stock:

(a) whether the holders thereof shall be entitled to cumulative, noncumulative, or partially cumulative dividends and, with respect to shares entitled to dividends, the dividend rate or rates, including without limitation the methods and procedures for determining such rate or rates, and any other terms and conditions relating to such dividends;

(b) whether, and if so to what extent and upon what terms and conditions, the holders thereof shall be entitled to rights upon the liquidation of, or upon any distribution of the assets of, the Corporation;

(c) whether, and if so upon what terms and conditions, such shares shall be convertible into, or exchangeable for, other securities or property;

(d) whether, and if so upon what terms and conditions, such shares shall be redeemable;

(e) whether the shares shall be subject to any sinking fund provided for the purchase or redemption of such shares and, if so, the terms of such fund;

(f) whether the holders thereof shall be entitled to voting rights and, if so, the terms and conditions for the exercise thereof, provided that the holders of shares of preferred stock (i) will not be entitled to more than the lesser of (x) one vote per $100 of liquidation value or (y) one vote per share, when voting as a class with the holders of shares of capital stock, and (ii) will not be entitled to vote on any matter separately as a class, except, to the extent specified with respect to each series, (x) with respect to any amendment or alteration of the provisions of this Certificate of Incorporation that would adversely affect the powers, preferences, or special rights of the applicable series of preferred stock or (y) in the event the Corporation fails to pay dividends on any series of preferred stock in full for any six quarterly dividend payment periods, whether or not consecutive, in which event the number of directors may be increased by two and the holders of outstanding shares of preferred stock then similarly entitled shall be entitled to elect the two additional directors until full accumulated dividends on all such shares of preferred stock shall have been paid; and

(g) whether the holders thereof shall be entitled to other preferences or rights and, if so, the qualifications, limitations, or restrictions of such preferences or rights.

FIVE:        The town and county within the State of New York in which the office of the Corporation is to be located is the Town of North Castle, County of Westchester.

SIX:           The number of directors of the Corporation shall be provided in its By- laws, but not less than 9 nor more than 25.

SEVEN:     The Board of Directors may designate from their number an executive committee and one or more other committees, each of which shall consist of three or more directors. All such committees, in the intervals between meetings of the Board of Directors and to the extent provided in the By-laws or the resolution of the Board of Directors establishing such a committee, shall have all the authority and may exercise all the powers of the Board of Directors in the management of the business and affairs of the Corporation to the extent lawful under the Business Corporation Law of the State of New York.

The Board of Directors shall from time to time decide whether and to what extent and at what times and under what conditions and requirements the accounts and books of the Corporation, or any of them, except the stock book, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any books or documents of the Corporation except as conferred by statute of the State of New York or authorized by the Board of Directors.

The Board of Directors may from time to time fix, determine, and vary the amount of the working capital of the Corporation; may determine what part, if any, of surplus shall be declared in dividends and paid to the stockholders; may determine the time or times for the declaration and payment of dividends, the amount thereof, and whether they are to be in cash, securities, or properties; may direct and determine the use and disposition of any surplus or net profits over and above the capital, and in its discretion may use or apply any such surplus or accumulated profits in the purchase or acquisition of bonds or other pecuniary obligations of the Corporation to such extent, and in such manner and upon such terms as the Board of Directors may deem expedient.

Directors shall be stockholders, subject to the power of the Board of Directors from time to time to prescribe a reasonable time after qualification within which newly elected directors must become stockholders.

Each director, in consideration of serving as such, shall be entitled to receive from the Corporation such amount per annum or such fees for attendance at meetings of the stockholders or of the Board of Directors or of committees of the Board of Directors, or both, as the Board of Directors shall from time to time determine, together with reimbursement for the reasonable expenses incurred in connection with the performance of duties. Nothing herein contained shall preclude any director from serving the Corporation or its subsidiaries in any other capacity and receiving compensation therefor.

EIGHT:     In the absence of fraud, any director of the Corporation individually, or any firm or association of which any director is a member, or any corporation of which any director is an officer, director, stockholder, or employee, or in which such director is pecuniarily or otherwise interested, may be a party to, or may be pecuniarily or otherwise interested in, any contract, transaction, or act of the Corporation, and

(1) Such contract, transaction, or act shall not be in any way invalidated or otherwise affected by that fact,

(2) Any such director of the Corporation may be counted in determining the existence of a quorum at any meeting of the Board of Directors or of any committee thereof that shall authorize any such contract, transaction, or act, but may not vote thereon, and

(3)  No director of the Corporation shall be liable to account to the Corporation for any profit realized by such director from or through any such contract, transaction, or act; provided, however, that if any such director of the Corporation is so interested either individually or as a member of a firm or association, or as the holder of a majority of the stock of any class of a corporation, the contract, transaction, or act shall be duly authorized or ratified by a majority of the Board of Directors who are not so interested and who know of such director's interest therein.

To the extent permitted by law, any contract, transaction, or act of the Corporation or of the Board of Directors or of any committee thereof that shall be ratified, whether before or after judgment rendered in a suit with respect to such contract, transaction, or act, by the holders of a majority of the stock of the Corporation having voting power at any annual meeting or at any special meeting called for such purpose, shall be as valid and as binding as though ratified by every stockholder of the Corporation and shall constitute a complete bar to any such suit or to any claim of execution in respect of any such judgment; provided, however, that any failure of the stockholders to approve or ratify such contract, transaction, or act, when and if submitted, shall not be deemed in any way to invalidate the same or to deprive the Corporation, its directors, officers, or employees of its or their right to proceed with such contract, transaction, or act.

NINE:        The Secretary of State of the State of New York is designated as the agent of the Corporation upon whom process in any action or proceeding against it may be served, and the address within the State to which the Secretary of State shall mail a copy of process in any action or proceeding against the Corporation that may be served upon the Secretary of State is Armonk, New York 10504.

TEN:         The holders of shares of the Corporation shall have no preemptive or preferential right to subscribe for or purchase any shares of the Corporation or any rights or options to purchase shares of the Corporation or any shares or other securities convertible into or carrying rights or options to purchase shares of the Corporation.

ELEVEN:  Pursuant to Section 402(b) of the Business Corporation Law of the State of New York, the liability of the Corporation’s directors to the Corporation or its stockholders for damages for breach of duty as a director shall be eliminated to the fullest extent permitted by the Business Corporation Law of the State of New York, as it exists on the date hereof or as it may hereafter be amended. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

TWELVE: At a meeting of stockholders, following all requisite approvals under the Business Corporation Law of the State of New York (BCL), the affirmative vote of a majority of the votes of all outstanding shares entitled to vote thereon shall be required to take any of the following actions:

a.    to adopt a plan of merger or consolidation in accordance with Section 903 of the BCL or any successor provision thereto;

b.    to approve the sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation in accordance with Section 909 of the BCL or any successor provision thereto;

c.    to adopt a plan for the exchange of shares in accordance with Section 913 of the BCL or any successor provision thereto; and

d.    to authorize the dissolution of the Corporation in accordance with Section 1001 of the BCL or any successor provision thereto.

Certificate of Amendment

of

The Certificate of Incorporation

of

International Business Machines Corporation

Under Section 805 of the Business Corporation Law

The undersigned, being the Vice President, Assistant General Counsel and Secretary of International Business Machines Corporation (the “Corporation”), hereby certifies that:

FIRST: The name of the Corporation is International Business Machines Corporation. The name under which the Corporation was originally formed is Computing-Tabulating-Recording Co.

SECOND: The original Certificate of Incorporation of the Corporation was filed by the Department of State of the State of New York on June 16, 1911 under the name Computing-Tabulating-Recording-Co.

THIRD: Pursuant to Section 502 of the Business Corporation Law and subparagraph (2) of Article FOUR of the Certificate of Incorporation, the Certificate of Incorporation is hereby amended by amending and restating Article FOUR, which includes the addition of a new subparagraph (3) that states the number, designation, relative rights, preferences, and limitations of the shares of a new series of preferred stock “Series A preferred stock”, as fixed by the Board of Directors and which shall read in its entirety as follows:

“(1) Subject to the provisions of the By-laws, as from time to time amended, with respect to the closing of the transfer books and the fixing of a record date, each share of the capital stock of the Corporation shall be entitled to one vote on all matters requiring a vote of the stockholders and, subject to the rights of the holders of any outstanding shares of preferred stock issued under this Article FOUR, shall be entitled to receive such dividends, in cash, securities, or property, as may from time to time be declared by the Board of Directors. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, after payment shall have been made to the holders of preferred stock of the full amount to which they shall be entitled under this Article FOUR, the holders of capital stock shall be entitled, to the exclusion of the holders of the preferred stock of any series, to share ratably, according to the number of shares held by them, in all remaining assets of the Corporation available for distribution.

(2) The Board of Directors is authorized, at any time or from time to time, to issue preferred stock and (i) to divide the shares of preferred stock into series; (ii) to determine the designation for any such series by number, letter, or title that shall distinguish such series from any other series of preferred stock; (iii) to determine the number of shares in any such series (including a determination that such series shall consist of a single share); and (iv) to determine with respect to the shares of any series of preferred stock:

(a)          whether the holders thereof shall be entitled to cumulative, noncumulative, or partially cumulative dividends and, with respect to shares entitled to dividends, the dividend rate or rates, including without limitation the methods and procedures for determining such rate or rates, and any other terms and conditions relating to such dividends;

(b)          whether, and if so to what extent and upon what terms and conditions, the holders thereof shall be entitled to rights upon the liquidation of, or upon any distribution of the assets of, the Corporation;

(c)          whether, and if so upon what terms and conditions, such shares shall be convertible into, or exchangeable for, other securities or property;

(d)          whether, and if so upon what terms and conditions, such shares shall be redeemable;

(e)          whether the shares shall be subject to any sinking fund provided for the purchase or redemption of such shares and, if so, the terms of such fund;

(f)           whether the holders thereof shall be entitled to voting rights and, if so, the terms and conditions for the exercise thereof, provided that the holders of shares of preferred stock (i) will not be entitled to more than the lesser of (x) one vote per $100 of liquidation value or (y) one vote per share, when voting as a class with the holders of shares of capital stock, and (ii) will not be entitled to vote on any matter separately as a class, except, to the extent specified with respect to each series, (x) with respect to any amendment or alteration of the provisions of this Certificate of Incorporation that would adversely affect the powers, preferences, or special rights of the applicable series of preferred stock or (y) in the event the Corporation fails to pay dividends on any series of preferred stock in full for any six quarterly dividend payment periods, whether or not consecutive, in which event the number of directors may be increased by two and the holders of outstanding shares of preferred stock then similarly entitled shall be entitled to elect the two additional directors until full accumulated dividends on all such shares of preferred stock shall have been paid; and

(g)          whether the holders thereof shall be entitled to other preferences or rights and, if so, the qualifications, limitations, or restrictions of such preferences or rights.

(3) Series A Preferred Stock.

(a)          Designation and Amount. There shall be a series of preferred stock that shall be designated as the “Series A Preferred Stock” (the “Series A preferred stock”). Except as set forth herein, each share of Series A preferred stock shall have the same relative rights and preferences as, and shall be identical in all respects to, the Adjustment Number of shares of capital stock. The Series A preferred stock shall have a par value of $0.01 per share, and the number of shares constituting such series shall be 75,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A preferred stock to a number less than the number of shares then outstanding, plus the number of shares reserved, if any, for issuance upon the exercise of outstanding options, rights, or warrants or upon the exercise of any options, rights, or warrants issuable upon conversion of any outstanding securities issued by the Corporation convertible into Series A preferred stock.

(b)          Dividends and Distributions.

(i)           Subject to the prior and superior rights of the holders of any shares of any class or series of stock of the Corporation ranking prior and superior to the shares of Series A preferred stock with respect to dividends, if the Corporation declares, makes, or pays any cash dividend or distribution in respect of the capital stock (a “Common Dividend”), each holder of Series A preferred stock (each, a “Holder”) shall receive a dividend in an amount (rounded to the nearest cent) equal to the product of (x) the amount of such Common Dividend paid per share of capital stock, multiplied by (y) the Adjustment Number (such amount per share of Preferred Stock, the “Participating Cash Dividend”). Participating Cash Dividends shall be payable to Holders on the record date for such Common Dividend at the same time and in the same manner as the Common Dividend triggering such Participating Cash Dividend is paid. The “Adjustment Number” shall initially be 3.

(ii)         Subject to the prior and superior rights of the holders of any shares of any class or series of stock of the Corporation ranking prior and superior to the shares of Series A preferred stock with respect to dividends, if the Corporation distributes shares of its capital stock, evidences of its indebtedness, or other assets, securities, or property, in respect of the capital stock (an “In-Kind Common Dividend”), excluding (x) cash dividends with respect to which Holders are entitled to Participating Cash Dividends and (y) any distribution of the equity securities of any subsidiary of the Corporation, then the Holders shall receive in such distribution or other transaction a dividend (payable in kind) equal to the product of (x) the amount of such In-Kind Common Dividend paid per share of capital stock, multiplied by (y) the Adjustment Number (the “In-Kind Participating Dividend” and, collectively with the Participating Cash Dividend, the “Participating Dividends”). If the Corporation distributes equity securities of a subsidiary, then, in lieu of participating in such distribution or transaction, the Holders shall receive an additional number of Series A preferred stock or other property of at least equivalent value, in each case as determined by the Board of Directors.

(iii)         The Corporation shall declare a dividend or distribution on the Series A preferred stock as provided in clauses (i) and (ii) above immediately after or concurrent with such time as it declares a dividend or distribution on the capital stock (other than a dividend payable in shares of capital stock).

(c)          Voting Rights. Subject to the provisions of the By-laws, as from time to time amended, with respect to the closing of the transfer books and the fixing of a record date, each share of Series A preferred stock of the Corporation shall be entitled to one vote on all matters requiring a vote of the stockholders. Except as provided otherwise herein or by the Certificate of Incorporation or applicable law, the holders of Series A preferred stock and the holders of capital stock shall vote together as one class for the election of directors of the Corporation and on all other matters submitted to a vote of the holders of capital stock of the Corporation. Except as provided herein or by the Certificate of Incorporation or applicable law, holders of Series A

Preferred Stock shall have no special voting rights and their consent shall not be required for authorizing or taking any corporation action.

(d)          Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, each holder of shares of Series A preferred stock shall be entitled to receive and be paid out of the assets of the Corporation available for distribution to its shareholders in respect of each share of Series A preferred stock the greater of (x) an amount equal to $0.01 per share, or (y) the amount that would be distributable on a number of shares of capital stock equal to the Adjustment Number (determined as if all outstanding Series A preferred stock were instead the Adjustment Number of shares of capital stock). After the payment to the holders of Series A preferred stock of the full preferential amounts provided for in this subparagraph 3(d) of this Article FOUR, the holders of Series A preferred stock shall have no right or claim to any of the remaining assets of the Corporation.

(e)          Transactions in Respect of Capital Stock. If the Corporation shall, at any time while the Series A preferred stock is outstanding: (A) subdivide or split the outstanding shares of capital stock into a larger number of shares; (B) combine (including by way of a reverse stock split) the outstanding shares of capital stock into a smaller number of shares; or (C) pay a dividend or make a distribution payable in capital stock (excluding dividends in which holders of Series A preferred stock participate); then, and in each such case, the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of capital stock outstanding immediately after such event and the denominator of which is the number of shares of capital stock that were outstanding immediately prior to such event. An adjustment made pursuant to this clause (f) shall become effective retroactively (I) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of capital stock entitled to receive such dividend or distribution or (II) in the case of any such subdivision, split or combination, immediately following the close of business on the day upon which such corporate action becomes effective. If the Corporation shall take a record of the holders of its capital stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Adjustment Number then in effect shall be required by reason of the taking of such record. If any event occurs as to which the other provisions of this clause (e) are not strictly applicable but the failure to make any adjustment would not fairly protect the rights set forth in this clause (e) in accordance with the essential intent and principles hereof, then, in each case, the Corporation will make appropriate adjustment to the Adjustment Number or otherwise so as to fairly protect the rights of the holders of Series A preferred stock.

(f)           Ranking. The Series A preferred stock will, with respect to both dividend rights and rights upon liquidation, winding-up, or dissolution of the Corporation, rank: (i) senior to all classes or series of the capital stock; (ii) senior to any other class or series of the Corporation’s capital stock issued in the future, unless the terms of that capital stock expressly provide that it ranks senior to, or on parity with, the Series A preferred stock; and (iii) junior to any other class or series of the Corporation’s capital stock, the terms of which expressly provide that it will rank senior to the Series A preferred stock, none of which exists on the date hereof; and (iv) subject to funds legally available and payment of or provision for the Corporation’s debts and other liabilities.

(g)          No Redemption. Shares of Series A preferred stock shall not be subject to redemption by the Corporation.”

FOURTH: No shares of the Corporation’s Series A preferred stock have been issued or are outstanding as of the date hereof. The foregoing amendments to the Certificate of Incorporation were authorized pursuant to the authority granted in subparagraph (2) of Article FOUR of the Certificate of Incorporation and Section 502(d) of the New York Business Corporation Law, by the affirmative vote of a majority of the entire Board of Directors of the Corporation, at a meeting duly called and held on September 28, 2021.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment on October 1, 2021.

/s/ Frank Sedlarcik
Frank Sedlarcik,
Vice President, Assistant General Counsel and Secretary